EXHIBIT 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

September 2, 2025

Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Post-Effective Amendment on Form S-8 to Form S-4

(Registration No. 333-286493)

Ladies and Gentlemen:

We have acted as special counsel to Apollo Global Management, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment on Form S-8 to Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) 191,738 shares of common stock of the Company, par value $0.00001 per share (the “Shares”), issuable in respect of restricted stock units that were granted under the Bridge Investment Group Holdings Inc. 2021 Incentive Award Plan (the “Bridge Plan”), (ii) 599,031 Shares issuable in respect of restricted stock awards that were granted under the Bridge Plan and (iii) 12,333 Shares issuable in respect of the awards of Bridge Investment Group Holdings LLC (“Bridge LLC”) Class A common units and that will, in each case, be issued under the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan (the “AGM Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement; and

2.	Bridge Plan, the AGM Plan, the forms of restricted stock units agreement and the restricted stock awards agreement, in each case, granted under the Bridge Plan, and the form of awards of Bridge LLC Class A common units agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the amended and restated certificate of incorporation, as amended, and amended and restated bylaws, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors and the executive committee of the board of directors of the Company relating to the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Bridge Plan, the AGM Plan and the applicable award agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Apollo Global Management, Inc.